Exhibit 99.1

BRIGGS & STRATTON CORPORATION ANNOUNCES
ELECTION OF A NEW DIRECTOR

Milwaukee, August 12, 2015/PR Newswire/Briggs & Stratton Corporation (NYSE:BGG):

Briggs & Stratton Corporation today announced that its Board of Directors has unanimously elected Jeffrey R. Hennion as a director of the Company effective upon the conclusion of the board meeting held today.

Mr. Hennion will serve as a member of the class of directors whose terms of office expire at the Company’s Annual Meeting of Shareholders in 2016. Mr. Hennion is the Executive Vice President, Chief Marketing and e-Commerce Officer of GNC Holdings, Inc., a specialty retailer of health and wellness products worldwide headquartered in Pittsburgh, Pennsylvania.

About Briggs & Stratton Corporation:
Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiaries include North America’s number one marketer of portable generators and pressure washers, and it is a leading designer, manufacturer and marketer of lawn and garden, turf care and job site products through its Simplicity®, Snapper®, Snapper Pro®, Ferris®, Allmand™, Billy Goat®, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

CONTACT: David J. Rodgers, Senior Vice President and Chief Financial Officer, Briggs & Stratton Corporation, 414-259-5333